Exhibit 99.1

National Vision Holdings, Inc. Reports Fourth Quarter and Fiscal 2023 Financial Results

Fourth quarter 2023 highlights:
•Net revenue of $506.4 million, an increase of 8.0% from Q4 2022
•Comparable store sales growth of 6.0% and Adjusted Comparable Store Sales Growth of 5.7% from Q4 2022
•Net loss of $(16.0) million and Diluted EPS of $(0.20), inclusive of $4.9 million in expenses related to the termination of the Walmart partnership, compared with Net loss of $(9.3) million and Diluted EPS of $(0.12), respectively, in Q4 2022
•Adjusted Operating Income of $0.3 million compared with $(6.8) million in Q4 2022
•Adjusted Diluted EPS of $(0.02) compared with $(0.08) in Q4 2022

Fiscal 2023 highlights:
•Net revenue of $2,126.5 million, an increase of 6.0% from fiscal year 2022
•Comparable store sales growth of 3.1% and Adjusted Comparable Store Sales Growth of 2.9% from fiscal year 2022
•Net loss of $(65.9) million and Diluted EPS of $(0.84), inclusive of $79.7 million in non-cash impairment charges and $7.0 million in expenses related to the termination of the Walmart partnership, compared with Net income of $42.1 million and Diluted EPS of $0.52, respectively, in fiscal year 2022
•Adjusted Operating Income of $72.3 million compared with $87.8 million in fiscal year 2022
•Adjusted Diluted EPS of $0.64 compared with $0.65 in fiscal year 2022
Duluth, Ga. -- February 27, 2024 -- National Vision Holdings, Inc. (NASDAQ: EYE) (“National Vision” or the “Company”) today reported its financial results for the fourth quarter and fiscal year ended December 30, 2023, and is providing its outlook for fiscal 2024.
“We are very pleased with our stronger than expected fourth quarter and full year 2023 performance and our team’s accomplishments throughout 2023,” said Reade Fahs, Chief Executive Officer. “Our results reflect crisp operational execution including disciplined expense management, continued strength in our managed care business, and effective marketing campaigns that drove increased traffic and highlighted our value offering. Throughout the fiscal year, our teams focused on adapting our business for the realities of today’s marketplace, and I believe our strong end to the year is a testament to our progress.”
Mr. Fahs continued, “Looking ahead, our outlook includes scenarios that factor in a slower than expected start to the year. With our transition out of the Walmart Vision Center stores now complete, we are executing initiatives to improve profitability and streamline the business and are committed to positioning our core business for long term profitable growth. We’ve taken specific cost and pricing actions that are expected to benefit our financial performance in 2024. We believe these profitability efforts and our ongoing progress in expanding exam capacity, will create value for shareholders and move us forward in our mission to make quality eye care and eyewear more affordable and accessible for all.”
Adjusted Comparable Store Sales Growth, Adjusted Operating Income, Adjusted EBITDA, Adjusted Diluted EPS, Adjusted Operating Margin, Adjusted EBITDA Margin, and EBITDA are not measures recognized under generally accepted accounting principles (“GAAP”). Please see “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP to GAAP Financial Measures” below for more information.
Fourth Quarter 2023 Summary compared to Fourth Quarter 2022
•Net revenue increased 8.0% to $506.4 million compared with the fourth quarter of 2022 primarily due to an increase in Adjusted Comparable Store Sales Growth and growth from new stores sales, partially offset by closed stores. Net revenue includes a $0.7 million, or 0.2%, impact from the timing of unearned revenue in the current-year quarter compared with the prior-year quarter.
•Comparable store sales growth was 6.0% and Adjusted Comparable Store Sales Growth was 5.7%, both reflecting an increase in customer transactions and higher average ticket. Comparable store sales growth was negatively impacted by the effects of unearned and deferred revenue in the current-year quarter compared with the prior-year quarter.

•The Company opened 17 new stores, closed two stores and transitioned four stores to Walmart as part of the partnership termination, and ended the quarter with 1,413 stores. Overall, store count grew 4.4% from December 31, 2022 to December 30, 2023.
•Costs applicable to revenue increased 11.2% to $247.0 million compared with the fourth quarter of 2022. As a percentage of net revenue, costs applicable to revenue increased 140 basis points to 48.8% compared with the fourth quarter of 2022 and were primarily driven by the deleverage of optometrist-related costs as well as a reduction in components of service revenue including product protection plan revenue as well as mix and margin effects. These costs were partially offset by ongoing strength in exam revenue as well as a decrease in product costs attributable to lower freight expense.
•Selling, general and administrative expenses (SG&A) increased 6.1% to $248.3 million compared with the fourth quarter of 2022. Adjusted SG&A increased 2.3% to $236.0 million compared with the fourth quarter of 2022. As a percentage of net revenue, SG&A decreased 90 basis points to 49.0% compared with the fourth quarter of 2022, mainly due to lower advertising, legal & professional, and other operating expenses, partially offset by expenses related to the termination of the Walmart partnership and higher stock-based compensation. As a percentage of net revenue, Adjusted SG&A decreased 260 basis points to 46.6% compared with the fourth quarter of 2022, driven by lower advertising expense, legal & professional expenses and other operating expenses.
•Depreciation and amortization expense of $24.1 million decreased 2.4% from the prior-year period, primarily driven by a decrease in amortization of intangible assets as a result of impairing the Walmart contract and relationship asset during the third quarter of 2023, partially offset by investments in our labs and distribution centers.
•Net income (loss) decreased to $(16.0) million compared to $(9.3) million in the fourth quarter of 2022. Net income (loss) margin decreased to (3.2)% compared to (2.0)% in the fourth quarter of 2022.
•Diluted earnings (loss) per share (EPS) decreased to $(0.20) compared to $(0.12) in the fourth quarter of 2022. Adjusted Diluted EPS was $(0.02) compared with $(0.08) in the fourth quarter of 2022. The net change in margin on unearned revenue did not have a material impact on Diluted and Adjusted EPS for the fourth quarter of 2023. Adjusted Operating Margin increased 150 basis points to 0.1% compared with the fourth quarter of 2022. The net change in margin on unearned revenue benefited net income (loss) by $0.4 million and Adjusted Operating Income by $0.6 million compared with the fourth quarter of 2022.

Fiscal 2023 Summary compared to Fiscal 2022
•Net revenue increased 6.0% to $2,126.5 million compared with fiscal year 2022, and was primarily driven by growth from new store sales, an increase in Adjusted Comparable Store Sales Growth, higher revenue from the Company’s AC Lens business, partially offset by closed stores and the effects of unearned and deferred revenue in fiscal year 2023 compared with fiscal year 2022. Net revenue includes a $5.0 million, or 0.2%, impact from the timing of unearned revenue in fiscal year 2023 compared with fiscal year 2022.
•Comparable store sales growth was 3.1% and Adjusted Comparable Store Sales Growth was 2.9%, both reflecting an increase in customer transactions and higher average ticket. Comparable store sales growth was negatively impacted by the effects of unearned and deferred revenue in fiscal year 2023 compared with fiscal year 2022.
•The Company opened 70 new stores, closed seven stores and transitioned four stores to Walmart as part of the pending partnership termination, and ended the period with 1,413 stores.
•Costs applicable to revenue increased 8.1% to $1,000.9 million compared with fiscal year 2022. As a percentage of net revenue, compared with the prior-year period, costs applicable to revenue increased 90 basis points to 47.1%, mainly due to an increase in optometrist-related costs and a reduction in other components of service revenue, including product protection plan revenue, as well as other product mix and margin effects. These costs were partially offset by increased eye exam revenue and the effects from increased eyeglass mix and higher eyeglass margin.
•SG&A increased 8.4% to $991.9 million compared with fiscal year 2022. Adjusted SG&A increased 6.8% to $961.1 million compared with the same period of 2022. As a percentage of net revenue, SG&A increased 100 basis points to 46.6% compared to fiscal year 2022 mainly due to higher performance-based incentive compensation, higher payroll, stock-based compensation, and other expenses primarily related to the termination of the Walmart partnership, partially offset by lower advertising expense and other operating expenses. As a percentage of net revenue, Adjusted SG&A increased 30 basis points driven by increases in performance-based incentive compensation and payroll, partially offset by lower advertising expense and other operating expenses.
•Depreciation and amortization expense of $98.3 million decreased 1.7% from fiscal year 2022, primarily driven by a decrease in amortization of intangible assets as a result of impairing the Walmart contracts and customer relationship asset during fiscal year 2023 and a shift to cloud-based software investments that are amortized in SG&A, partially offset by investments in remote medicine technology and new store openings.
•Net income (loss) decreased to $(65.9) million, inclusive of non-cash impairment charges of $79.7 million and $7.0 million in expenses related to the termination of the Walmart partnership, compared to $42.1 million in fiscal year 2022. Net income (loss) margin decreased to (3.1)% compared to 2.1% in fiscal year 2022.

•Diluted EPS decreased to $(0.84), inclusive of non-cash impairment charges related to the termination of the Walmart partnership of $79.7 million, compared to $0.52 in fiscal year 2022. Adjusted Diluted EPS decreased to $0.64 compared to $0.65 in fiscal year 2022. The net change in margin on unearned revenue positively impacted both Diluted EPS and Adjusted Diluted EPS by $0.04.
•Adjusted Operating Income decreased 17.6% to $72.3 million compared to fiscal year 2022. Adjusted Operating Margin decreased 100 basis points to 3.4% compared to fiscal year 2022. The net change in margin on unearned revenue positively impacted net income (loss) by $3.0 million and Adjusted Operating Income by $4.0 million.
Balance Sheet and Cash Flow Highlights
•National Vision’s cash balance was $149.9 million as of December 30, 2023. The Company had no borrowings under its $300.0 million first lien revolving credit facility (“Revolving Loans”), exclusive of letters of credit of $6.4 million.
•On November 14, 2023, the Company completed the repurchase of $100.0 million aggregate principal amount of its 2.50% Convertible Senior Notes due 2025 (“2025 Notes”) for an aggregate cash repurchase price of $99.25 million.
•Total debt was $461.3 million as of December 30, 2023, consisting of outstanding first lien term loans, the 2025 Notes and finance lease obligations, net of unamortized discounts.
•Cash flows from operating activities for fiscal year 2023 were $173.0 million compared to $119.2 million for fiscal year 2022.
•Capital expenditures for fiscal year 2023 totaled $114.8 million compared to $113.5 million for fiscal year 2022.

Share Repurchase Program
On December 30, 2023, the Company’s original share repurchase authorization expired with remaining capacity of $25 million. Effective February 23, 2024, the Company’s board of directors authorized the Company to repurchase up to $50 million aggregate amount of shares of the Company’s common stock until January 3, 2026.
Repurchases of shares of common stock may be made through various methods, including, but not limited to, open market, privately negotiated, or accelerated share repurchase transactions. The timing, manner, price, and actual amount of share repurchases will be determined by management based on various factors, including, but not limited to, stock price, economic and market conditions, other capital management needs and opportunities, and corporate and regulatory considerations. The Company has no obligation to repurchase any amount of its common stock, and such repurchases, if any, may be suspended or discontinued at any time.
Termination of Walmart Partnership
As previously announced on July 26, 2023, the Company’s partnership with Walmart Inc. (“Walmart”) will be ending in 2024. This includes supplying and operating Vision Centers in 229 Walmart stores, providing contact lens distribution and related services to Walmart and its affiliate, Sam’s Club, and arranging for the provision of optometric services at certain Walmart locations in California. In addition, given these changes, the Company previously announced its decision to wind down its AC Lens operations which primarily supported the contact lens distribution and related services to Walmart and its affiliate, Sam’s Club.
For fiscal 2023, the combined Walmart Vision Center and AC Lens operations generated approximately $403 million in revenue and Earnings before income tax of approximately $17 million.
Effective as of February 23, 2024, the Company has completed the transition of 229 Walmart Vision Center stores and remains on-track with its plans to wind down its AC Lens operations by June 30, 2024.
For fiscal 2024, the Company expects the combined Walmart Vision Center and AC Lens operations to generate approximately $145 million in revenue and Earnings before income tax of approximately $2.5 million.
For the combined Walmart Vision Center and AC Lens operations during each of the periods and outlook presented, Earnings before income tax is calculated in the same manner as, and is equivalent to, Adjusted Operating Income. Given the dynamics with the changing of the accounting for these operations, FY23 results are to be viewed as current estimates and subject to change as the Company completes its accounting changes.
Cost Savings & Pricing Initiatives
As previously announced, the Company expects the combined benefits from its expense reduction program and non-headline pricing actions to more than offset the profitability gap created by the termination of the Walmart partnership.
In Q4 2023, the Company took actions to streamline corporate overhead including optimizing non-customer facing labor costs, as well as reducing travel expenses and third-party spend which is expected to result in approximately $10 million of annualized savings in fiscal 2024.

In addition, the Company has taken non-headline pricing actions which it expects to result in approximately $15 million of benefit in fiscal 2024.
The Company recorded non-cash impairment charges of $79.7 million related to the Termination of Walmart Partnership in fiscal year 2023. The Company also recorded $7.0 million of pre-tax charges related to the Termination of Walmart Partnership and related Cost Savings & Pricing Initiatives in fiscal year 2023.
Fiscal 2024 Outlook
The Company’s fiscal 2024 outlook reflects current expected or estimated impacts related to macro-economic factors, including inflation, geopolitical instability and risks of recession, as well as constraints on exam capacity; however, the ultimate impact of these factors on the Company’s financial outlook remains uncertain with dynamic market conditions and the outlook shown below assumes no material deterioration to the Company’s current business operations as a result of such factors or as a result of the termination of the Walmart partnership.
The Company is providing the following outlook for the 52 weeks ending December 28, 2024:

Fiscal 2024 Outlook
New Stores	65 - 70
Adjusted Comparable Store Sales Growth[1]	2.0% - 4.0%
Net Revenue	$1.965 - $2.005 billion
Adjusted Operating Income	$61 - $76 million
Adjusted Diluted EPS[2]	$0.50 - $0.65
Depreciation and Amortization[3]	$95 - $100 million
Interest[4]	$7 - $9 million
Tax Rate[5]	26% to 28%
Capital Expenditures	$110 - $115 million

1 Refer to the Reconciliation of Adjusted Comparable Stores Sales Growth to Total Comparable Store Sales Growth.
2 Assumes approximately 79 million shares, and does not include 9.7 million shares attributable to the 2025 Notes as the Company anticipates them to be anti-dilutive to earnings per share for fiscal year 2024.
3 Includes amortization of acquisition intangibles of approximately $1.6 million, which is excluded in the definition of Adjusted Operating Income.
4 Before the impact of gains or losses on change in fair value of derivatives and charges related to debt discounts and deferred financing costs.
5 Excluding the impact of vesting of restricted stock units and stock option exercises.

The fiscal 2024 outlook information provided above includes Adjusted Operating Income and Adjusted Diluted EPS guidance, which are non-GAAP financial measures management uses in measuring performance. The Company is not able to reconcile these forward-looking non-GAAP measures to GAAP without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the actual impact of certain items and unanticipated events, including taxes and non-recurring items, which would be included in GAAP results. The impact of such items and unanticipated events could be potentially significant.
The fiscal 2024 outlook is forward-looking, subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the control of the Company and its management, and based upon assumptions with respect to future decisions, which are subject to change. Actual results may vary and those variations may be material. As such, the Company’s results may not match amounts or fall within the ranges contained in its fiscal 2024 outlook. The Company uses these forward-looking measures internally to assess and benchmark its results and strategic plans. See “Forward-Looking Statements” below.

Conference Call Details
The Company will host a conference call to discuss the fourth quarter 2023 financial results and fiscal-year 2024 guidance today, February 27, 2024, at 8:30 a.m. Eastern Time. To pre-register for the conference call and obtain a dial-in number and passcode please refer to the “Investors” section of the Company's website at www.nationalvision.com/investors/. A live audio webcast of the conference call will be available on the “Investors” section of the Company’s website www.nationalvision.com/investors, where presentation materials will be posted prior to the conference call. A replay of the audio webcast will also be archived on the “Investors” section of the Company’s website.

About National Vision Holdings, Inc.
National Vision Holdings, Inc. (NASDAQ: EYE) is one of the largest optical retail companies in the United States with over 1,100 stores in 38 states and Puerto Rico. With a mission of helping people by making quality eye care and eyewear more affordable and accessible, the company operates four retail brands: America’s Best Contacts & Eyeglasses, Eyeglass World, and Vista Opticals inside select Fred Meyer stores and on select military bases, and e-commerce websites, offering a variety of products and services for customers’ eye care needs. For more information, please visit www.nationalvision.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements contained under “Fiscal 2024 Outlook” as well as other statements related to our current beliefs and expectations regarding the performance of our industry, the Company’s strategic direction, market position, prospects including remote medicine and optometrist recruiting and retention initiatives, and future results. You can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Caution should be taken not to place undue reliance on any forward-looking statement as such statements speak only as of the date when made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. Forward-looking statements are not guarantees and are subject to various risks and uncertainties, which may cause actual results to differ materially from those implied in forward-looking statements. Such factors include, but are not limited to, the termination of our partnership with Walmart, including the transition period and other wind down activities, will have an impact on our business, revenues, profitability and cash flows, which impact could be material; market volatility, an overall decline in the health of the economy and other factors impacting consumer spending, including inflation, uncertainty in financial markets, recessionary conditions, escalated interest rates, the timing and issuance of tax refunds, governmental instability, war and natural disasters, may affect consumer purchases, which could reduce demand for our products and materially harm our sales, profitability and financial condition; failure to recruit and retain vision care professionals for in-store roles or to provide remote care offerings could adversely affect our business, financial condition and results of operations; the optical retail industry is highly competitive, and if we do not compete successfully, our business may be adversely impacted; if we fail to open and operate new stores in a timely and cost-effective manner or fail to successfully enter new markets, our financial performance could be materially and adversely affected; if the performance of our Host brands declines or we are unable to maintain or extend our operating relationships with our Host partners, our business, profitability and cash flows may be adversely affected and we may be required to incur impairment charges; we are a low-cost provider and our business model relies on the low-cost of inputs. Factors such as wage rate increases, inflation, cost increases, increases in the price of raw materials and energy prices could have a material adverse effect on our business, financial condition and results of operations; we require significant capital to fund our expanding business, including updating our Enterprise Resource Planning (“ERP”), and other technological, systems and capabilities; our growth strategy could strain our existing resources and cause the performance of our existing stores to suffer; the COVID-19 pandemic and related impacts, have had, and may in the future continue to have, a material adverse impact on our business; our success depends upon our marketing, advertising and promotional efforts. If we are unable to implement them successfully or efficiently, or if our competitors are more effective than we are, we may experience a material adverse effect on our business, financial condition and results of operations; we are subject to risks associated with leasing substantial amounts of space, including future increases in occupancy costs; certain technological advances, greater availability of, or increased consumer preferences for, vision correction alternatives to prescription eyeglasses or contact lenses, or future drug development for the correction of vision-related problems may reduce the demand for our products and adversely impact our business and profitability; if we fail to retain our existing senior management team or attract qualified new personnel such failure could have a material adverse effect on our business, financial condition and results of operations; our profitability and cash flows may be negatively affected if we are not successful in managing our inventory balances and inventory shrinkage; our operating results and inventory levels fluctuate on a seasonal basis; our e-commerce and omni-channel business faces distinct risks, and our failure to successfully manage those risks could have a negative impact on our profitability; we depend on our distribution centers and/or optical laboratories; we may incur losses arising from our investments in technological innovators in the optical retail industry, including artificial intelligence, which would negatively affect our financial results; ESG issues, including those related to climate change, could have a material adverse effect on our business, financial condition and results of operations; changing climate and weather patterns leading to severe weather and disasters may cause significant business interruptions and expenditures; future operational success depends on our ability to develop, maintain and extend relationships with managed vision care companies, vision insurance providers and other third-party payors; we face risks associated with vendors from whom our products are sourced and are dependent on a limited number of suppliers; we rely heavily on our information technology systems, as well as those of our vendors, for our business to effectively operate and to safeguard confidential information; any significant failure, inadequacy, interruption or security breach could adversely affect our business, financial condition and operations; we rely on third-party coverage and reimbursement, including government programs, for an increasing portion of our revenues, the future reduction of which could adversely affect our results of operations; we are subject to extensive state, local and federal vision care and healthcare laws and regulations and failure to adhere to such laws and regulations would adversely affect our business; we are subject to managed vision care laws and regulations; we are subject to rapidly changing and increasingly stringent laws, regulations, contractual obligations, and industry standards relating to privacy, data security and data protection which could subject us to liabilities that adversely affect our business, operations and financial performance; we could be adversely affected by product liability, product recall or personal injury issues; failure to comply with laws, regulations and enforcement activities or changes in statutory, regulatory, accounting and other legal requirements could potentially impact our operating and financial results; adverse judgments or settlements resulting from legal proceedings relating to our business operations could materially adversely affect our business, financial condition and results of operations; we may not be able to adequately protect our intellectual property, which could harm the value of our brand and adversely affect our business; we have a significant amount of indebtedness which could adversely affect our business and financial position, including limiting our business flexibility and preventing us from meeting our debt obligations; a change in interest rates may adversely affect our business; our credit agreement contains restrictions that limit our flexibility in operating our business; conversion of the 2025 Notes could dilute the ownership interest of existing stockholders or may otherwise depress the price of our common stock; and risks related to owning our common stock, including our ability to comply with requirements to design and implement and maintain effective internal controls. Additional information about these and other factors that could cause National Vision’s results to differ materially from those described in the forward-looking statements can be found in filings by National Vision with the Securities and Exchange Commission (“SEC”), including our latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC.
Non-GAAP Financial Measures
To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “EBITDA,” “Adjusted Operating Income,” “Adjusted Operating Margin,” “Adjusted EBITDA,” “Adjusted EBITDA Margin,” “Adjusted Diluted EPS,” “Adjusted Comparable Stores Sales Growth,” “Adjusted SG&A,” and “Adjusted SG&A Percent of Net Revenue.” We believe EBITDA, Adjusted Operating Income, Adjusted Operating Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Diluted EPS, Adjusted SG&A and Adjusted SG&A Percent of Net Revenue assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses these non-GAAP financial measures to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.
To supplement the Company’s comparable store sales growth presented in accordance with GAAP, the Company provides “Adjusted Comparable Store Sales Growth,” which is a non-GAAP financial measure we believe is useful because it provides timely and accurate information relating to the two core metrics of retail sales: number of transactions and value of transactions. Management uses Adjusted Comparable Store Sales Growth as the basis for key operating decisions, such as allocation of advertising to particular markets and implementation of special marketing programs. Accordingly, we believe that Adjusted Comparable Store Sales Growth provides timely and accurate information relating to the operational health and overall performance of each brand. We also believe that, for the same reasons, investors find our calculation of Adjusted Comparable Store Sales Growth to be meaningful.
EBITDA: We define EBITDA as net income, plus interest expense (income), net, income tax provision (benefit), and depreciation and amortization.
Adjusted Operating Income: We define Adjusted Operating Income as net income, plus interest expense (income), net and income tax provision (benefit), further adjusted to exclude stock-based compensation expense, loss on extinguishment of debt, asset impairment, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expenses, amortization of acquisition intangibles, Enterprise Resource Planning (“ERP”) implementation expenses and certain other expenses.
Adjusted Operating Margin: We define Adjusted Operating Margin as Adjusted Operating Income as a percentage of net revenue.
Adjusted EBITDA: We define Adjusted EBITDA as net income, plus interest expense (income), net, income tax provision (benefit) and depreciation and amortization, further adjusted to exclude stock-based compensation expense, loss on extinguishment of debt, asset impairment, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expenses, ERP implementation expenses and certain other expenses.
Adjusted EBITDA Margin: We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net revenue.
Adjusted Diluted EPS: We define Adjusted Diluted EPS as diluted earnings per share, adjusted for the per share impact of stock-based compensation expense, loss on extinguishment of debt, asset impairment, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expenses, amortization of acquisition intangibles, amortization of debt discounts and deferred financing costs of our term loan borrowings, amortization of the conversion feature and deferred financing costs related to our 2025 Notes when not required under U.S. GAAP to be added back for diluted earnings per share, derivative fair value adjustments, ERP implementation expenses, certain other expenses, and tax expense (benefit) from stock-based compensation, less the tax effect of these adjustments.
Adjusted SG&A: We define Adjusted SG&A as SG&A adjusted to exclude stock-based compensation expense, litigation settlement, secondary offering expenses, management realignment expenses, long-term incentive plan expense, ERP implementation expenses, and certain other expenses.
Adjusted SG&A Percent of Net Revenue: We define Adjusted SG&A Percent of Net Revenue as Adjusted SG&A as a percentage of net revenue.
Adjusted Comparable Store Sales Growth: We measure Adjusted Comparable Store Sales Growth as the increase or decrease in sales recorded by the comparable store base in any reporting period, compared to sales recorded by the comparable store base in the prior reporting period, which we calculate as follows: (i) sales are recorded on a cash basis (i.e. when the order is placed and paid for or submitted to a managed care payor, compared to when the order is delivered), utilizing cash basis point of sale information from stores; (ii) stores are added to the calculation during the 13th full fiscal month following the store’s opening; (iii) closed stores are removed from the calculation for time periods that are not comparable; (iv) sales from partial months of operation are excluded when stores do not open or close on the first day of the month; and (v) when applicable, we adjust for the effect of the 53rd week. Quarterly, year-to-date and annual adjusted comparable store sales are aggregated using only sales from all whole months of operation included in both the current reporting period and the prior reporting period. When a partial month is excluded from the calculation, the corresponding month in the subsequent period is also excluded from the calculation. There may be variations in the way in which some of our competitors and other retailers calculate comparable store sales. As a result, our adjusted comparable store sales may not be comparable to similar data made available by other retailers.
EBITDA, Adjusted Operating Income, Adjusted Operating Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Diluted EPS, Adjusted SG&A, Adjusted SG&A Percent of Net Revenue and Adjusted Comparable Store Sales Growth are not recognized terms under U.S. GAAP and should not be considered as an alternative to net income or the ratio of net income to net revenue as a measure of financial performance, SG&A, the ratio of SG&A to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, comparable store sales growth as a measure of operating performance, or any other performance measure derived in accordance with U.S. GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.
Please see “Reconciliation of Non-GAAP to GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures.

National Vision Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
In Thousands, Except Par Value

	As of December 30, 2023	As of December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$149,896	$229,425
Accounts receivable, net	86,854	79,892
Inventories	119,908	123,158
Prepaid expenses and other current assets	40,012	41,361
Total current assets	396,670	473,836

Noncurrent assets
Property and equipment, net	362,563	359,775
Goodwill	717,544	777,613
Trademarks and trade names	240,547	240,547
Other intangible assets, net	20,272	34,669
Right of use assets	406,579	382,825
Other assets	28,336	21,981
Total noncurrent assets	1,775,841	1,817,410
Total assets	$2,172,511	$2,291,246

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$67,556	$65,276
Other payables and accrued expenses	123,288	94,225
Unearned revenue	48,117	41,239
Deferred revenue	62,867	62,201
Current maturities of long-term debt and finance lease obligations	10,480	4,137
Current operating lease obligations	85,392	77,186
Total current liabilities	397,700	344,264

Noncurrent liabilities:
Long-term debt and finance lease obligations, less current portion and debt discount	450,771	563,388
Noncurrent operating lease obligations	376,814	358,110
Deferred revenue	21,459	21,601
Other liabilities	8,465	8,900
Deferred income taxes, net	87,884	93,870
Total noncurrent liabilities	945,393	1,045,869
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 200,000 shares authorized; 84,831 and 84,273 shares issued as of December 30, 2023 and December 31, 2022, respectively; 78,311 and 78,992 shares outstanding as of December 30, 2023 and December 31, 2022, respectively	848	842
Additional paid-in capital	788,967	767,112
Accumulated other comprehensive loss	(419)	(1,179)
Retained earnings	254,616	320,517
Treasury stock, at cost; 6,520 and 5,281 shares as of December 30, 2023 and December 31, 2022, respectively	(214,594)	(186,179)
Total stockholders’ equity	829,418	901,113
Total liabilities and stockholders’ equity	$2,172,511	$2,291,246

National Vision Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income
In Thousands, Except Earnings Per Share

	Three Months Ended		Fiscal Year
	December 30, 2023 (Unaudited)	December 31, 2022 (Unaudited)	2023	2022
Revenue:
Net product sales	$410,894	$382,761	$1,744,136	$1,648,315
Net sales of services and plans	95,509	86,170	382,332	357,089
Total net revenue	506,403	468,931	2,126,468	2,005,404
Costs applicable to revenue (exclusive of depreciation and amortization):
Products	156,566	148,099	664,589	636,324
Services and plans	90,427	74,084	336,321	289,263
Total costs applicable to revenue	246,993	222,183	1,000,910	925,587
Operating expenses:
Selling, general and administrative expenses	248,285	233,944	991,883	915,355
Depreciation and amortization	24,103	24,708	98,252	99,956
Asset impairment	299	605	82,413	5,783
Other expense (income), net	(11)	(2,722)	(164)	(2,552)
Total operating expenses	272,676	256,535	1,172,384	1,018,542
Income (loss) from operations	(13,266)	(9,787)	(46,826)	61,275
Interest expense, net	3,914	2,620	14,339	462
Loss on extinguishment of debt	599	—	599	—
Earnings (loss) before income taxes	(17,779)	(12,407)	(61,764)	60,813
Income tax provision (benefit)	(1,792)	(3,146)	4,137	18,691
Net income (loss)	$(15,987)	$(9,261)	$(65,901)	$42,122

Earnings (loss) per share:
Basic	$(0.20)	$(0.12)	$(0.84)	$0.53
Diluted	$(0.20)	$(0.12)	$(0.84)	$0.52
Weighted average shares outstanding:
Basic	78,269	78,948	78,313	79,831
Diluted	78,269	78,948	78,313	80,298

Comprehensive income (loss):
Net income (loss)	$(15,987)	$(9,261)	$(65,901)	$42,122
Unrealized gain on hedge instruments	256	258	1,019	1,020
Tax provision of unrealized gain on hedge instruments	64	65	259	259
Comprehensive income (loss)	$(15,795)	$(9,068)	$(65,141)	$42,883

Note: Diluted EPS related to the 2025 Notes is calculated using the if-converted method. The 2025 Notes were antidilutive for all periods disclosed above and therefore, excluded from the computation of the weighted average shares for diluted EPS.

National Vision Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
In Thousands

	Fiscal Year 2023	Fiscal Year 2022
Cash flows from operating activities:
Net income (loss)	$(65,901)	$42,122
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	98,252	99,956
Amortization of debt discount and deferred financing costs	3,351	3,314
Amortization of cloud computing implementation costs	3,170	6,012
Asset impairment	82,413	5,783
Deferred income tax expense (benefit)	(5,989)	11,024
Stock-based compensation expense	20,174	13,512
Losses (gains) on change in fair value of derivatives	(1,274)	(16,377)
Inventory adjustments	3,707	2,371
Other	3,891	2,122
Changes in operating assets and liabilities:
Accounts receivable	(7,817)	(24,816)
Inventories	(457)	(1,860)
Operating lease right of use assets and liabilities	524	859
Other assets	(3,171)	(10,268)
Accounts payable	2,280	945
Deferred and unearned revenue	7,401	6,655
Other liabilities	32,479	(22,156)
Net cash provided by operating activities	173,033	119,198
Cash flows from investing activities:
Purchase of property and equipment	(114,774)	(113,547)
Other	(1,048)	2,653
Net cash used for investing activities	(115,822)	(110,894)
Cash flows from financing activities:
Borrowings on long-term debt, net of discounts	—	—
Repayments on long-term debt	(103,000)	(4)
Proceeds from issuance of common stock	1,837	3,744
Purchase of treasury stock	(28,415)	(84,388)
Payments of debt issuance costs	(3,312)	—
Payments on finance lease obligations	(3,918)	(3,908)
Net cash used for financing activities	(136,808)	(84,556)
Net change in cash, cash equivalents and restricted cash	(79,597)	(76,252)
Cash, cash equivalents and restricted cash, beginning of year	230,624	306,876
Cash, cash equivalents and restricted cash, end of year	$151,027	$230,624

Supplemental cash flow disclosure information:
Cash paid for interest	$11,735	$16,940
Cash paid for taxes	$7,571	$7,481
Capital expenditures accrued at the end of the period	$5,412	$9,594

National Vision Holdings, Inc. and Subsidiaries
Reconciliation of Non-GAAP to GAAP Financial Measures
In Thousands, Except Earnings Per Share
(Unaudited)

Reconciliation of Adjusted Operating Income to Net Income (loss)

In thousands	Three Months Ended December 30, 2023	Three Months Ended December 31, 2022	Fiscal Year 2023	Fiscal Year 2022
Net income (loss)	$(15,987)	$(9,261)	$(65,901)	$42,122
Interest expense, net	3,914	2,620	14,339	462
Income tax provision (benefit)	(1,792)	(3,146)	4,137	18,691
Stock-based compensation expense (a)	5,134	2,972	20,174	13,512
Loss on extinguishment of debt (b)	599	—	599	—
Asset impairment (c)	299	605	82,413	5,783
Amortization of acquisition intangibles (d)	530	1,872	5,251	7,488
ERP implementation expenses (g)	311	—	484	—
Other (h)	7,285	(2,414)	10,825	(263)
Adjusted Operating Income	$293	$(6,752)	$72,321	$87,795

Net income (loss) margin	(3.2)%	(2.0)%	(3.1)%	2.1%
Adjusted Operating Margin	0.1%	(1.4)%	3.4%	4.4%
Note: Percentages reflect line item as a percentage of net revenue, adjusted for rounding.

Reconciliation of EBITDA and Adjusted EBITDA to Net Income (loss)

In thousands	Three Months Ended December 30, 2023	Three Months Ended December 31, 2022	Fiscal Year 2023	Fiscal Year 2022
Net income (loss)	$(15,987)	$(9,261)	$(65,901)	$42,122
Interest expense, net	3,914	2,620	14,339	462
Income tax provision (benefit)	(1,792)	(3,146)	4,137	18,691
Depreciation and amortization	24,103	24,708	98,252	99,956
EBITDA	10,238	14,921	50,827	161,231

Stock-based compensation expense (a)	5,134	2,972	20,174	13,512
Loss on extinguishment of debt (b)	599	—	599	—
Asset impairment (c)	299	605	82,413	5,783
ERP implementation expenses (g)	311	—	484	—
Other (h)	7,285	(2,414)	10,825	(263)
Adjusted EBITDA	$23,866	$16,084	$165,322	$180,263

Net income (loss) margin	(3.2)%	(2.0)%	(3.1)%	2.1%
Adjusted EBITDA Margin	4.7%	3.4%	7.8%	9.0%
Note: Percentages reflect line item as a percentage of net revenue, adjusted for rounding.

Reconciliation of Adjusted Diluted EPS to Diluted EPS

In thousands, except per share amounts	Three Months Ended December 30, 2023	Three Months Ended December 31, 2022	Fiscal Year 2023	Fiscal Year 2022
Diluted EPS	$(0.20)	$(0.12)	$(0.84)	$0.52
Stock-based compensation expense (a)	0.07	0.04	0.26	0.17
Loss on extinguishment of debt (b)	0.01	—	0.01	—
Asset impairment (c)	0.00	0.01	1.05	0.07
Amortization of acquisition intangibles (d)	0.01	0.02	0.07	0.09
Amortization of debt discounts and deferred financing costs (e)	0.01	0.01	0.04	0.04
Derivative fair value adjustments (f)	0.05	0.00	0.12	(0.20)
ERP implementation expenses (g)	0.00	—	0.01	—
Other (k)	0.09	(0.03)	0.14	(0.00)
Tax expense (benefit) from stock-based compensation (i)	0.01	(0.00)	0.02	(0.00)
Tax effect of total adjustments (j)	(0.06)	(0.01)	(0.23)	(0.04)
Adjusted Diluted EPS	$(0.02)	$(0.08)	$0.64	$0.65

Weighted average diluted shares outstanding	78,269	78,948	78,313	80,298
Note: Some of the totals in the table above do not foot due to rounding differences.
Reconciliation of Adjusted SG&A and Adjusted SG&A Percent of Net Revenue to SG&A

In thousands	Three Months Ended December 30, 2023	Three Months Ended December 31, 2022	Fiscal Year 2023	Fiscal Year 2022
SG&A	$248,285	$233,944	$991,883	$915,355
Stock-based compensation expense (a)	5,134	2,972	20,174	13,512
ERP implementation expenses (g)	311	—	484	—
Other (l)	6,819	294	10,097	2,190
Adjusted SG&A	$236,021	$230,678	$961,128	$899,653

SG&A Percent of Net Revenue	49.0%	49.9%	46.6%	45.6%
Adjusted SG&A Percent of Net Revenue	46.6%	49.2%	45.2%	44.9%
Note: Percentages reflect line item as a percentage of net revenue.
(a)Non-cash charges related to stock-based compensation programs, which vary from period to period depending on the timing of awards and performance vesting conditions.
(b)For the three months ended December 30, 2023 and fiscal year 2023, reflects the extinguishment loss related to the repurchase of $100 million of the 2025 Notes on November 14, 2023.
(c)Reflects write-off related to impairment of long-lived assets, primarily goodwill of the Legacy Segment, Walmart contracts and relationship asset, property and equipment at Walmart stores and associated with our AC Lens business, and impairment of property, equipment and lease-related assets on closed or underperforming stores.
(d)Amortization of the increase in carrying values of finite-lived intangible assets resulting from the application of purchase accounting following the acquisition of the Company by affiliates of KKR & Co. Inc.
(e)Amortization of deferred financing costs and other non-cash charges related to our long-term debt. We adjust for amortization of deferred financing costs related to the 2025 Notes only when adjustment for these costs is not required in the calculation of diluted earnings per share under U.S. GAAP.
(f)The adjustments for the derivative fair value (gains) and losses have the effect of adjusting the (gain) or loss for changes in the fair value of derivative instruments and amortization of AOCL for derivatives not designated as accounting hedges. This results in reflecting derivative (gains) and losses within Adjusted Diluted EPS during the period the derivative is settled.
(g)Costs related to the Company’s ERP implementation.
(h)Other adjustments include amounts that management believes are not representative of our operating performance (amounts in brackets represent reductions in Adjusted Operating Income, Adjusted Diluted EPS and Adjusted EBITDA), which are primarily related to the termination of the Walmart partnership of $4.9 million for the three months ended December 30, 2023 and $7.0 million for fiscal year 2023, costs associated with the digitization of paper-based records of $1.9 million for the three months ended December 30, 2023 and $2.2 million for fiscal year 2023, excess payroll taxes on vesting of restricted stock units and exercises of stock options, executive severance and relocation and other expenses and adjustments, including our share of (gains) losses on equity method investments of $(2.7) million and $(2.7) million for the three months ended December 31, 2022 and fiscal year 2022, respectively, and losses on other investments of $0.3 million for fiscal year 2022.
(i)Tax expense (benefit) associated with accounting guidance requiring excess tax expense (benefit) related to vesting of restricted stock units and exercises of stock options to be recorded in earnings as discrete items in the reporting period in which they occur.
(j)Represents the income tax effect of the total adjustments at our combined statutory federal and state income tax rates, excluding Walmart goodwill impairment charges of $60.1 million for fiscal year 2023.
(k)Reflects other expenses in (h) above, including debt issuance costs of $0.2 million for fiscal year 2023.

(l)Reflects other expenses in (h) above, except for optometrist-related employee retention bonuses of $0.5 million for the three months ended December 30, 2023 and $0.7 million for fiscal year 2023, respectively, and our share of (gains) losses on equity method investments of $(2.7) million for the three months ended December 31, 2022, and $(2.7) million for fiscal year 2022, respectively, and losses on other investments of $0.3 million for fiscal year 2022 and other immaterial adjustments.
Reconciliation of Adjusted Comparable Store Sales Growth to Total Comparable Store Sales Growth

	Comparable store sales growth (a)
	Three Months Ended December 30, 2023	Three Months Ended December 31, 2022	Fiscal Year 2023	Fiscal Year 2022	2024 Outlook (b)
Owned & Host segment
America’s Best	7.2%	(1.8)%	4.0%	(7.7)%
Eyeglass World	1.2%	(3.2)%	(1.0)%	(6.7)%
Military	5.1%	0.2%	3.0%	(4.3)%
Fred Meyer	(0.2)%	(4.0)%	(4.6)%	(5.1)%
Legacy segment	0.2%	(5.3)%	(0.5)%	(8.4)%

Total comparable store sales growth	6.0%	(5.7)%	3.1%	(7.5)%	2.5% - 4.5%
Adjusted Comparable Store Sales Growth (b)	5.7%	(2.4)%	2.9%	(7.6)%	2.0% - 4.0%
(a)Total comparable store sales is calculated based on consolidated net revenue excluding the impact of (i) Corporate/Other segment net revenue, (ii) sales from stores opened less than 13 months, (iii) stores closed in the periods presented, (iv) sales from partial months of operation when stores do not open or close on the first day of the month, and (v) if applicable, the impact of a 53rd week in a fiscal year. Brand-level comparable store sales growth is calculated based on cash basis revenues consistent with what the CODM reviews, and consistent with reportable segment revenues presented in Note 15. “Segment Reporting” in our consolidated financial statements, with the exception of the Legacy segment, which is adjusted as noted in (b) (ii) below.
(b)There are two differences between total comparable store sales growth based on consolidated net revenue and Adjusted Comparable Store Sales Growth: (i) Adjusted Comparable Store Sales Growth includes the effect of deferred and unearned revenue as if such revenues were earned at the point of sale, resulting in the following changes from total comparable store sales growth based on consolidated net revenue: a decrease of 0.8% for fourth quarter 2023, an increase of 3.4% for fourth quarter 2022, and a decrease of 0.1% for fiscal 2023; and (ii) Adjusted Comparable Store Sales Growth includes retail sales to the Legacy partner’s customers (rather than the revenues recognized consistent with the management & services agreement with the Legacy partner), resulting in the following changes from total comparable store sales growth based on consolidated net revenue: an increase of 0.5% for fourth quarter 2023, a decrease of 0.1% for fourth quarter 2022, a decrease of 0.1% for fiscal 2023, and a decrease of 0.1% for fiscal 2022; (iii) with respect to the Company’s 2024 Outlook, Adjusted Comparable Store Sales Growth includes an estimated 0.5% decrease for the effect of deferred and unearned revenue as if such revenues were earned at the point of sale and retail sales to the Legacy partner’s customers (rather than the revenues recognized consistent with the management & services agreement).
Reconciliation of Earnings Before Income Tax to Net Income

Fiscal Year 2023
	Reported Total Consolidated Results	Legacy Segment Impact	Corporate/Other Segment Impact	Total Impact from Termination of Walmart and AC Lens Businesses
Dollars in thousands
Total net revenue	$2,126,468	$(150,894)	$(252,360)	$(403,254)
Total costs applicable to revenue	1,000,910	(70,902)	(218,966)	(289,868)
SG&A (1)	991,883	(56,790)	(35,312)	(92,102)
Net income (loss)	(65,901)
EBITDA	50,827	(23,202)	1,918	(21,284)
Depreciation and amortization (2)	98,252			4,445
Earnings before income tax	$(61,764)			$(16,839)
(1) Included in SG&A for the Corporate/Other Segment is $7.9 million that we believe represents Walmart store operations’ share of corporate costs.
(2) Included in Depreciation and amortization is $1.8 million related to assets used in Walmart store operations and $2.6 million related to assets used in AC Lens operations.
Total Walmart Vision Center & AC Lens Earnings Before Income Tax, including allocations of corporate costs and depreciation and amortization, is provided herein strictly for purposes of illustrating the anticipated effect of the disposal of these businesses and does not represent the Chief Operating Decision Maker’s method for assessing segment performance.
The Company expects to report Discontinued Operations for the Walmart Vision Center Operations (Legacy Segment) beginning in Q1 2024 and expects the AC Lens Operations to be included in Discontinued Operations in Q2 2024. In light of the expected forthcoming revised accounting treatment for these operations, the results presented above are to be viewed as estimates, based on information currently available to the Company and subject to adjustment as the Company implements these expected accounting treatment revisions.

Investor Contact:
investor.relations@nationalvision.com

National Vision Holdings, Inc.
Tamara Gonzalez

ICR, Inc.
Caitlin Churchill

Media Contact:
media@nationalvision.com

National Vision Holdings, Inc.
Racheal Peters